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EXHIBIT 99.1

INDEPENDENT AUDITORS' REPORT

Board of Directors
Cascade Natural Gas Corporation
Seattle, Washington

    We have audited the consolidated balance sheets of Cascade Natural Gas Corporation and subsidiaries (the Corporation) as of September 30, 2001 and 2000, and the related consolidated statements of income and comprehensive income, common shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule contained in Exhibit 99.1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cascade Natural Gas Corporation and subsidiaries as of September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

DELOITTE & TOUCHE LLP
Seattle, Washington

November 9, 2001

CASCADE NATURAL GAS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

    (Dollars in thousands except per share data)

	Year Ended September 30,
	2001	2000	1999
Operating Revenues	$335,814	$241,936	$208,610
Less
Gas purchases	219,795	136,681	109,263
Revenue taxes	20,987	15,261	13,280

Operating Margin	95,032	89,994	86,067

Cost of Operations
Operating expenses	39,182	36,970	36,313
Depreciation and amortization	13,839	13,293	12,841
Property and payroll taxes	5,027	4,734	4,574

	58,048	54,997	53,728

Income from operations	36,984	34,997	32,339

Nonoperating Expense (Income)
Interest	10,509	10,936	10,486
Interest charged to construction	(333)	(322)	(383)

	10,176	10,614	10,103
Amortization of debt issuance expense	607	607	603
Other	(313)	(649)	(495)

	10,470	10,572	10,211

Income Before Income Taxes	26,514	24,425	22,128
Income Taxes	9,278	9,051	8,075

Net Income Before Preferred Dividends	17,236	15,374	14,053
Preferred Dividends	—	4	483

Net Income	$17,236	$15,370	$13,570

Other Comprehensive Income (Loss), Net of Tax
Minimum pension liability adjustment ($6,502,000, net of $2,341,000 income tax effect)	(4,161)	—	—

Comprehensive Income	$13,075	$15,370	$13,570

Earnings Per Common Share, Basic and Diluted	$1.56	$1.39	$1.23

The accompanying notes are an integral part of these financial statements

CASCADE NATURAL GAS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,
	2001	2000
	(Dollars in thousands)
ASSETS
Utility Plant	$488,231	$468,789
Less accumulated depreciation	201,530	189,058

	286,701	279,731
Construction work in progress	7,485	5,113

	294,186	284,844

Other Assets
Investments in non utility property	202	202
Notes receivable, less current maturities	311	411

	513	613

Current Assets
Cash and cash equivalents	422	2,132
Accounts receivable and current maturities of notes receivable, less allowance of $1,421 and $1,224 for doubtful accounts	18,865	21,073
Materials, supplies, and inventories	8,870	6,238
Prepaid expenses and other assets	3,783	6,497
Deferred Income Taxes	559	482

	32,499	36,422

Deferred Charges
Gas cost changes	28,861	—
Other	8,194	6,457

	37,055	6,457

	$364,253	$328,336

COMMON SHAREHOLDERS' EQUITY, PREFERRED STOCKS, AND LIABILITIES
Common Shareholders' Equity
Common stock, par value $1 per share; Authorized, 15,000,000 shares Issued and outstanding, 11,045,095 shares	$11,045	$11,045
Additional paid-in capital	97,380	97,380
Accumulated other comprehensive income (loss)	(4,161)	—
Retained earnings	17,369	10,736

	121,633	119,161

Redeemable Preferred Stocks, aggregate redemption amount of $0 and $73	—	62

Long-Term Debt	125,000	125,000

Current Liabilities
Notes payable and commercial paper	40,000	1,500
Accounts payable	13,466	14,741
Property, payroll, and excise taxes	4,921	4,509
Dividends and interest payable	7,539	7,525
Other current liabilities	6,426	5,060

	72,352	33,335

Deferred Credits and Other
Gas cost changes	—	15,047
Income taxes	19,649	21,249
Investment tax credits	1,896	2,100
Other	23,723	12,382

	45,268	50,778

Commitments and Contingencies (Note 12)	—	—

	$364,253	$328,336

The accompanying notes are an integral part of these financial statements

CASCADE NATURAL GAS CORPORATION
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

(Dollars in thousands except per share data)

	Common Stock			Accumulated Other Comprehensive Income
			Paid-In Capital		Retained Earnings
	Shares	Par Value
Balance, September 30, 1998	11,045,095	$11,045	$97,380	$—	$3,003
Cash dividends:
Common stock, $.96 per share					(10,603)
Preferred stock, senior, $.55 per share					(12)
7.85% cumulative preferred stock, $7.85 per share					(471)
Net Income Before Preferred Dividends					14,053

Balance, September 30, 1999	11,045,095	$11,045	$97,380	$—	$5,970

Cash dividends:
Common stock, $.96 per share					(10,604)
Preferred stock, senior, $.55 per share					(4)
Net Income Before Preferred Dividends					15,374

Balance, September 30, 2000	11,045,095	$11,045	$97,380	$—	$10,736

Cash dividends:
Common stock, $.96 per share					(10,603)
Other comprehensive income (loss)				(4,161)
Net Income Before Preferred Dividends					17,236

Balance, September 30, 2001	11,045,095	$11,045	$97,380	$(4,161)	$17,369

The accompanying notes are an integral part of these financial statements

CASCADE NATURAL GAS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended September 30,
	2001	2000	1999
Operating Activities
Net Income Before Preferred Dividends	$17,236	$15,374	$14,053
Adjustments to reconcile net income before preferred dividends to net cash provided by operating activities:
Depreciation and amortization	13,839	13,293	12,841
Deferrals of gas cost changes	(40,801)	1,298	818
Amortization of gas cost changes	(3,108)	1,539	1,062
Other deferrals and amortizations	3,706	2,310	2,359
Deferred income taxes and tax credits — net	1,403	783	2,373
Other	—	(212)	(174)
Change in current assets and liabilities	(271)	(2,129)	(5,154)

Net cash provided (used) by operating activities	(7,996)	32,256	28,178

Investing Activities
Capital expenditures	(23,829)	(18,252)	(19,942)
Customer contributions in aid of construction	2,180	2,315	2,680
Other	100	635	1,155

Net cash used by investing activities	(21,549)	(15,302)	(16,107)

Financing Activities
Redemption of preferred stock	(62)	(6,124)	(222)
Proceeds from long-term debt, net	—	—	14,888
Repayment of long-term debt	—	—	(10,650)
Changes in notes payable and commercial paper, net	38,500	1,500	(6,929)
Dividends paid	(10,603)	(10,608)	(11,086)

Net cash provided (used) by financing activities	27,835	(15,232)	(13,999)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,710)	1,722	(1,928)
Cash and Cash Equivalents
Beginning of year	2,132	410	2,338

End of year	$422	$2,132	$410

The accompanying notes are an integral part of these financial statements

Notes to Consolidated Financial Statements

Note 1—Nature of Business

    Cascade Natural Gas Corporation (the Company) is a local distribution company (LDC) engaged in the distribution of natural gas. The Company's service territory consists of towns in Washington and Oregon, ranging from the Canadian border in northwestern Washington to the Idaho border in eastern Oregon.

    As of September 30, 2001, the Company had approximately 190,653 core customers and 171 non-core customers. Core customers are principally residential and small commercial and industrial customers who take traditional "bundled" natural gas service, which includes supply, peaking service, and upstream interstate pipeline transportation. Sales to core customers account for approximately 16% of gas deliveries and 68% of operating margin. The Company's sales to its core residential and commercial customers are influenced by fluctuations in temperature, particularly during the winter season. A warm winter season will tend to reduce gas consumption. Over the longer term, these fluctuations tend to offset each other, as rates charged to customers are developed based on the assumption of normal weather.

    Non-core customers are generally large industrial and institutional customers who have chosen "unbundled" service, meaning that they select from among several supply and upstream pipeline transportation options, independent of the Company's distribution service. The Company's margin from non-core customers is derived primarily from this distribution service. The principal industrial activities of its customers include the generation of electricity, processing of food, processing of forest products, production of chemicals, refining of crude oil, and production of aluminum.

    The Company is subject to regulation of most aspects of its operations by the Washington Utilities and Transportation Commission (WUTC) and the Oregon Public Utility Commission (OPUC). It is subject to regulatory risk primarily with respect to recovery of costs incurred. Various deferred charges and deferred credits reflect assumptions regarding recovery of certain costs through temporary customer rate adjustments during future periods.

Note 2—Summary of Significant Accounting Policies

    The Company's accounting records and practices conform to the requirements and uniform system of accounts prescribed by the WUTC and the OPUC.

    Principles of consolidation:  The consolidated financial statements include the accounts of Cascade Natural Gas Corporation and its wholly owned subsidiaries: Cascade Land Leasing Co.; CGC Properties, Inc.; CGC Energy, Inc.; and CGC Resources, Inc. All intercompany transactions are eliminated in consolidation.

    Utility plant:  Utility plant is stated at the historical cost of construction or purchase. These costs include payroll-related costs such as taxes and other employee benefits, general and administrative costs, and the estimated cost of funds used during construction. Maintenance and repairs of property, and replacements and renewals of items deemed to be less than units of property, are charged to operations. Units of utility plant retired or replaced are credited to property accounts at cost. Such amounts plus removal cost, less salvage, are charged to accumulated depreciation. In the case of a sale of non-depreciable property or major operating units, the resulting gain or loss on the sale is included in other income or expense.

    Depreciation of utility plant is computed using the straight-line method. The Company periodically conducts depreciation studies to establish and update asset depreciation lives. Asset lives used for computing depreciation range from six to seventy years, and the weighted average annual depreciation rate is approximately 3.0%. The Company periodically reviews the carrying amount of its utility plant and other long-lived assets for impairment. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the assets. In the event the carrying amount of such asset is deemed not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow.

    Investments in non-utility property:  Real estate, carried at the lower of cost or estimated net realizable value is the primary investment.

    Notes receivable:  Notes receivable includes loans made to customers for the purchase of energy efficient appliances, which are generally the security for the loan. The loans have terms ranging from one to ten years at interest rates varying from 6.5% to 12%. Current maturities include a note receivable from one industrial customer.

    Cash and cash equivalents:  For purposes of reporting cash flows, the Company accounts for all liquid investments, with a purchased maturity of three months or less, as cash equivalents. The following provides additional information to the Consolidated Statements of Cash Flows:

(Dollars in thousands)	2001	2000	1999
Changes in current assets and current liabilities:
Accounts receivable	$2,208	$(8,133)	$(3,196)
Income taxes	936	563	(165)
Inventories	(2,632)	12	(38)
Prepaid expenses and other assets	(363)	(1,163)	(259)
Accounts payable and accrued expenses	(847)	7,016	(1,394)
Other	427	(424)	(102)

Net change in current assets and current liabilities	$(271)	$(2,129)	$(5,154)

Cash payments:
Interest (net of amounts capitalized)	$10,868	$9,501	$9,136
Income taxes	$6,911	$7,664	$5,863

    Materials, supplies and inventories:  Materials and supplies for construction, operations, and maintenance, and inventories of natural gas are recorded at cost.

    Regulatory accounts:  The Company's financial statements are prepared in accordance with Statement of Financial Accounting Standards (FAS) No. 71, "Accounting for the Effects of Certain Types of Regulation". This statement provides for the deferral of certain costs and benefits that would otherwise be recognized in revenue or expense, if it is probable that future rates will result in recovery from customers or refund to customers of such amounts.

    Regulatory assets (liabilities) at September 30, 2001 and 2000 include the following:

(dollars in thousands)	2001	2000
Unamortized loss on reacquired debt	$3,438	$3,968
Gas cost changes	28,861	(15,047)
Deferred income taxes	(4,769)	(3,826)
Postretirement benefits other than pensions	937	1,687
Other, net	(1,307)	(223)

Net	$27,160	$(13,441)

    Effective November 1, 2001, the WUTC approved new rates for Washington customers, that include a surcharge to recover the balance of deferred gas cost charges over a three year period, at approximately $10 million per year.

    Revenue recognition:  The Company recognizes operating revenues based on deliveries of gas to customers. This includes estimated revenues for gas delivered but not billed to residential and commercial customers from the latest meter reading date to the end of the accounting period.

    Leases:  The Company leases a majority of its vehicle fleet. These leases are classified as operating leases. The Company's primary obligation under these leases is for a twelve-month period, with options to extend the lease thereafter. Commitments beyond one year are not material. Rent expense under operating leases totaled $980,000, $919,000, and $921,000 for fiscal years ended September 30, 2001, 2000, and 1999, respectively.

    Federal income taxes:  The Company normalizes temporary differences between book income and taxable income, with the exception of depreciation differences on assets placed in service prior to 1981, consistent with the policies of the WUTC and OPUC. Deferred income taxes are determined using the asset and liability method, under which deferred tax assets and liabilities are measured based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using current tax rates.

    Investment tax credits:  Investment tax credits were deferred and are amortized over the remaining lives of the properties that gave rise to the credits.

    Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company has used estimates in measuring certain deferred charges and deferred credits related to items subject to approval of the WUTC and the OPUC. Estimates are also used in the development of discount rates and trend rates related to the measurement of retirement benefit obligations and accrual amounts, allowances for doubtful accounts, and in the determination of depreciable lives of utility plant.

    Stock-Based Compensation:  Compensation cost for stock options is measured as the excess of the market price of the Company's stock at the date of the grant over the price the employee must pay to acquire the stock. The Company accounts for its stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" rather than using the fair-value-based method prescribed under FAS No. 123, "Accounting for Stock-Based Compensation." The Company has adopted the disclosure requirements of FAS No. 123. See Note 6 for more information about the Company's stock-based compensation plan.

    Comprehensive Income (Loss):  Comprehensive income for the fiscal year ended September 30, 2001, included a charge to Other Comprehensive Income in the amount of $4,161,000 net of income tax. The charge is related to a minimum pension liability adjustment. See Note 11 for more information. Comprehensive income for fiscal years ended September 30, 2000, and 1999 was equal to the Company's net income.

    Segment Reporting:  Management views the Company as operating as a single segment, that of a local distribution company in the Pacific Northwest. Therefore the financial statements do not include disclosure of segment information.

New Accounting Standards:

    FAS Nos. 133 and 138.  As of the first quarter of fiscal 2001, the Company adopted Statement of Financial Accounting Standards (FAS) No. 133, titled "Accounting for Derivative Instruments and Hedging Activities", as amended by FAS No. 138, "Accounting for Certain Derivative Instruments and

Certain Hedging Activities". These standards require that the fair value of all derivative financial instruments be recognized as either assets or liabilities on the Company's balance sheet. Changes during a period in the fair value of a derivative instrument would be included in earnings or other comprehensive income for the period.

    The Company has reviewed its various contractual arrangements to determine applicability of the standards, and has concluded only certain of its natural gas purchase contracts meet the criteria for definition of derivative assets or liabilities. The contracts to which the standard is applicable generally do not qualify for the "normal purchases and sales" exemption because they contain fixed-price and option provisions. These contracts are short-term in nature and have minimal fixed price components. For these contracts, the Company recorded a derivative asset of $205,000 and a derivative liability of $84,000, representing the values as of the October 1, 2000 date of adoption of the standard. The majority of contracts for the purchase, sale, transportation and storage of natural gas constitute "normal purchases and sales" under FAS Nos. 133 and 138, and as such, they are not subject to the accounting requirements of the new standards.

    Generally, gains or losses resulting from the eventual settlement of these contracts are subject to deferral under the Company's tariffs with the Washington Utilities and Transportation Commission and Oregon Public Utility Commission. Therefore, related derivative assets and liabilities are offset with corresponding regulatory liability and asset amounts included in "Other Deferred Credits" and "Deferred Charges", pursuant to FAS No. 71. Thus, as gains and losses on contracts in place as of October 1, 2000 were subject to deferral, the adoption of FAS Nos. 133 and 138 had no impact on net income. Gains and losses on contracts not subject to deferral are recognized currently. As of and for the year ended September 30, 2001, natural gas purchase contracts required to be accounted for as derivatives under FAS Nos. 133 and 138 had an insignificant impact on the financial position and results of operations.

    In March, 2001, the Financial Accounting Standards Board approved the Derivative Implementation Group (DIG) Issue C-10, Scope Exceptions: Can Option Contracts and Forward Contracts with Optionality Features Qualify for the Normal Purchases and Normal Sales Exception, which states that derivative contracts containing volumetric optionality can not constitute "normal purchases and sales." The Company adopted the provisions of DIG Issue C-10 beginning July 1, 2001. Based on natural gas purchase contracts in place as of July 1, adoption of DIG Issue C-10 had an insignificant impact on the financial position and results of operations.

    During fiscal 2001, the Company entered into a contract for pipeline capacity unrelated to its regulated natural gas distribution operations. As of September 30, 2001, the value of this derivative asset was $87,000.

    FAS No. 141.The FASB has issued FAS No. 141, titled "Business Combinations", effective July 1, 2001. This statement prescribes that business combinations initiated after June 30, 2001, be accounted for using one method, the purchase method. Implementation of this standard has no impact on Cascade's financial statements.

    FAS No. 142.The FASB has issued FAS No. 142, titled "Goodwill and Other Intangible Assets." This standard is effective for fiscal years beginning after December 15, 2001. Management believes adoption of this standard will not have a significant impact on the Company's financial statements.

    FAS No. 143.The FASB has issued FAS No. 143, titled "Accounting for Asset Retirement Obligations." This standard is effective for fiscal years beginning after June 15, 2002. The Company is assessing whether this statement will have a significant impact on its financial statements.

    FAS No. 144.The FASB has issued FAS No. 144, titled "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard is effective for fiscal years beginning after December 15, 2001. The Company is assessing whether this statement will have a significant impact on its financial statements.

NOTE 3—Earnings per Share

    The following table sets forth the calculation of earnings per share as prescribed in FAS No. 128.

	2001	2000	1999
Net income before preferred dividends	$17,236	$15,374	$14,053
Less: Preferred dividends	—	4	483

Net Income	$17,236	$15,370	$13,570

Weighted average shares outstanding	11,045	11,045	11,045
Plus: Issued on assumed exercise of stock options	22	5	1

Weighted average shares outstanding assuming dilution	11,067	11,050	11,046

Earnings per common share, basic and diluted	$1.56	$1.39	$1.23

    The only dilutive securities are the stock options described in Note 6.

Note 4—Utility Plant

    Utility plant at September 30, 2001 and 2000 consists of the following components:

(dollars in thousands)	2001	2000
Distribution plant	$432,101	$417,675
Transmission plant	14,693	14,633
General plant	37,215	32,262
Intangible plant	212	212
Nondepreciable plant	4,010	4,007

	$488,231	$468,789

Note 5—Common Stock

    At September 30, 2001, shares of common stock are reserved for issuance as follows:

Number of shares
Employee Savings Plan and Retirement Trust (401(k) plan)	119,765
Dividend Reinvestment Plan	51,338
Director Stock Award Plan	4,112
Stock Incentive Plan (Note 6)	143,966

319,181

    The price of shares issued to the above plans is determined by the market price of shares on the day of, or immediately preceding the issuance date. The Company's practice is to purchase shares on the open market for these plans rather than issue new shares.

    Holders of Common Stock have rights ("Rights") to purchase shares of Series Z Preferred Stock on the basis of one Right for each share of Common Stock. The Rights may not be exercised and will be attached to and trade with shares of Common Stock until the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that there has been a "Share Acquisition", i.e., that a person or group (other than the Company and certain other persons) has acquired or obtained the right to acquire 20% or more of the outstanding Common Stock and (ii) the tenth business day following the commencement or announcement of certain offers to acquire beneficial ownership of 30% or more of the outstanding Common Stock. Subject to restrictions on exercisability while the Rights are redeemable, each Right entitles the holder to buy from the Company one one-hundredth of a share of Series Z Preferred Stock at a price of $85, subject to adjustment. Upon the occurrence of a Share Acquisition, and provided that all necessary regulatory approvals have been obtained, each Right will thereafter entitle the holder (other than the acquiring person or group and transferees) to buy from the Company for $85, shares of Common Stock having a market value of $170, subject to adjustment.

Note 6—Stock Compensation Plan

    Under the Company's stock incentive plan, officers and other key management employees may be granted options to purchase stock. The grants vest 1/3 per year over three years, and expire five years after the grant date. The weighted average remaining life of options outstanding at September 30, 2001 is 4.1 years.

    The following table summarizes the grants under option at September 30:

	2001		2000		1999
	Wtd. Avg. Exercise Price	No. Shares Under Option	Wtd. Avg. Exercise Price	No. Shares Under Option	Wtd. Avg. Exercise Price	No. Shares Under Option
Balance at October 1	$15.90	91,100	$16.50	38,000	$—	—
Options granted	$18.57	58,900	$14.94	53,100	$16.50	38,000
Options exercised	$15.63	6,033	$—	—	$—	—

Balance at September 30	$16.81	143,967	$15.90	91,100	$16.50	38,000

Exercisable at September 30	$15.86	43,033	$16.50	12,667	none	none

Weighted average fair value of options granted during the fiscal year	$2.90		$2.56		$2.44

    As of September 30, 2001, no options under the plan have expired or been cancelled. The fair value was estimated at the date of the grants using a Black-Scholes option pricing model using the following assumptions:

	Options granted during
	2001	2000	1999
Dividend yield	4.79%	5.49%	4.52%
Expected volatility	24%	23%	21%
Expected life	5 years	5 years	4 years
Risk-Free interest rate	4.12%	5.73%	4.60%

    The Company accounts for stock-based compensation using APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under this method, compensation cost is recognized on the excess, if any, of the market price of the stock at grant date over the exercise price of the option. The exercise price of each grant was equal to the market price at the respective grant date, therefore no compensation expense has been recorded in connection with the Plan. Under FAS No. 123, "Accounting for Stock-Based Compensation," compensation expense is determined based on the fair value of the award and is recognized over the vesting period. Had compensation expense been determined in accordance with FAS 123, the Company's net income would have been as follows:

	2001	2000	1999
Proforma net income	$17,082	$15,306	$14,033
Proforma earnings per share
Basic	$1.55	$1.39	$1.23
Diluted	$1.54	$1.39	$1.23

Note 7—Redeemable Preferred Stocks

    As of September 30, 2001, the Company has no preferred stock. As of September 30, 2000, there were 7,250 shares of $0.55 Cumulative Senior Preferred Stock, Series C, which was fully redeemed in November 2000 for $73,000.

Note 8—Notes Payable and Commercial Paper

    The Company's short-term borrowing needs are met with a $50,000,000 revolving credit agreement with one of its banks. This agreement has an annual 0.16% commitment fee with a term that expires in 2004. The Company also has $35,000,000 of uncommitted lines from three banks.

(dollars in thousands)	2001	2000	1999
Amount outstanding at September 30	$40,000	$1,500	$—
Average daily balance outstanding	23,699	2,670	8,122
Average interest rate, excluding commitment fee	5.01%	6.08%	5.44%
Maximum month end amount outstanding	44,500	10,213	23,713

    Various debt and credit agreements restrict the Company and its subsidiaries as to indebtedness, payment of cash dividends on common stock, and other matters. Under the most conservative restriction, approximately $12,668,000 is available for payment of dividends as of September 30, 2001.

Note 9—Long-Term Debt

    Long-term debt at September 30, 2001 and 2000 consists of the following:

(dollars in thousands)	2001	2000
Medium-term notes:
7.32% due Aug. 2004	22,000	22,000
7.18% due Oct. 2004	4,000	4,000
8.38% due Jan. 2005	5,000	5,000
8.35% due Jul. 2005	5,000	5,000
8.50% due Oct. 2006	8,000	8,000
8.06% due Sep. 2012	14,000	14,000
8.10% due Oct. 2012	5,000	5,000
8.11% due Oct. 2012	3,000	3,000
7.95% due Feb. 2013	4,000	4,000
8.01% due Feb. 2013	10,000	10,000
7.95% due Feb. 2013	10,000	10,000
7.48% due Sep. 2027	20,000	20,000
7.098% due Mar. 2029	15,000	15,000

Total long-term debt	$125,000	$125,000

    None of the long-term debt includes sinking fund requirements. Annual obligations for redemption of long-term debt are as follows: None in fiscal years 2002 through 2003, $22,000,000 in fiscal year 2004, $14,000,000 in fiscal year 2005, none in fiscal year 2006, and $89,000,000 thereafter.

    A Medium-Term Note program provides longer term financing with $125 million outstanding at September 30, 2001. There is $15 million remaining registered under the Securities Act of 1933 and available for issuance of Medium-Term Notes. The Company has an additional shelf registration providing ability to issue up to $150 million new long-term debt and equity securities.

Note 10—Income Taxes

    The provision for income tax expense consists of the following:

(dollars in thousands)	2001	2000	1999
Current tax expense	$7,875	$8,269	$5,702
Deferred tax expense	1,606	984	2,594
Amortization of deferred investment tax credits	(203)	(202)	(221)

	$9,278	$9,051	$8,075

    A $2,341,000 tax benefit associated with a charge related to accrual of minimum pension liability has been recorded in Other Comprehensive Income for the year ended September 30, 2001. See Note 11 for more information.

    A reconciliation between income taxes calculated at the statutory federal tax rate and income taxes reflected in the financial statements is as follows:

(dollars in thousands)	2001	2000	1999
Statutory federal income tax rate	35%	35%	35%
Income tax calculated at statutory federal rate	$9,282	$8,549	$7,745
Increase (decrease) resulting from:
State income tax, net of federal tax benefit	200	191	177
Non-normalized depreciation differences	343	407	374
Amortization of investment tax credits	(203)	(202)	(221)
Other	(344)	106	—

	$9,278	$9,051	$8,075

Effective tax rate	35.0%	37.1%	36.5%

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There is no deferred tax provisions for temporary differences related to depreciation of pre-1981 assets because with respect to those assets, there is no regulatory recognition of deferred tax accounting.

    Deferred tax assets and liabilities are calculated under FAS No. 109, "Accounting for Income Taxes". FAS No. 109 requires recording deferred tax balances, at the currently enacted tax rate, for all temporary differences between the book and tax bases of assets and liabilities, including temporary differences for which no deferred taxes had been previously provided because of use of flow-through tax accounting for ratemaking purposes. Because of prior and expected future ratemaking treatment of temporary differences for which flow-through accounting has been utilized, a regulatory liability for income taxes payable through future rates related to those temporary differences has been established. At September 30, 2001, the balance of this regulatory liability is $4,769,000.

    The tax effects of significant items comprising the Company's net deferred tax liability at September 30, 2001 and 2000 are as follows:

(dollars in thousands)	2001	2000
Current Amount:
Deferred tax asset for allowance for doubtful accounts	$559	$482

Non-current Amounts:
Deferred tax liabilities:
Basis differences on net fixed assets	$21,506	$19,714
Debt refinancing costs	1,229	1,420
Retirement benefit obligations	845	547

	23,580	21,681

Deferred tax assets:
Retirement benefit obligations	1,477	319
Other comprehensive income	2,341	—
Other	113	113

	3,931	432

Net non-current deferred tax liability	$19,649	$21,249

Note 11—Retirement Plans

    The Company's noncontributory defined benefit pension plan covers substantially all employees over 21 years of age with one year of service. The benefits are based on a formula which includes credited years of service and the employee's annual compensation. The Company's policy is to fund the plan by contributing an amount equal to the actuarially determined normal cost plus ten-year amortization payments towards the unfunded actuarial liability, subject to the limits on deductible contributions. The Company also provides executive officers with supplemental retirement, death, and disability benefits. Under the plan, vesting occurs on a stepped basis, with full vesting at age 55 and completing either five years of participation under the plan or seventeen years of employment with the Company, upon death, or upon a change in control. The plan supplements the benefit received through Social Security and the defined benefit pension plan so that the total retirement benefits are equal to 70% of the executive's highest salary during any of the five years preceding retirement. The plan also provides a death benefit equivalent to ten years of vested benefits. The Company funds the plan by making contributions to the Trust sufficient to assure assets held by the Trust always exceed the accumulated benefit obligation for benefits payable by the plan.

    The Company's health care plan provides Postretirement Benefits Other than Pensions (PBOP), consisting of medical and prescription drug benefits, to its retired employees hired prior to June 1, 1992, and their eligible dependents. The Company's policy is generally to fund the plan to the extent allowable under Internal Revenue Service rules.

    The pension plan was amended, effective January 1, 2000, so that for salaried employees, the past service benefit calculation was changed to the five-year period ended December 31, 1998 from the five-year period ended December 31, 1994. In fiscal 2001, the retiree medical plan was amended to increase the amount of health care and prescription drugs costs paid by plan participants.

    The special termination benefit for the retirement plan represents the recognition of the increase in the projected benefit obligation for five employees that retired in fiscal 1999.

    The following tables set forth the pension and health care plan disclosures:

Components of net periodic benefit cost
	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Service cost	$1,928	$1,765	$1,784	$484	$469	$434
Interest cost	3,373	3,187	2,838	1,949	1,739	1,316
Expected return on plan assets	(4,171)	(3,841)	(3,346)	(903)	(833)	(699)
Amortization of transition obligation	100	102	106	657	657	657
Amortization of prior service cost	500	481	424	—	—
Recognized net actuarial loss / (gain)	—	1	41	(124)	(218)	(341)
Special termination benefit	—	—	210	—	—	—

Net periodic benefit cost	$1,730	$1,695	$2,057	$2,063	$1,814	$1,367

	Pension Benefits		Other Benefits
(dollars in thousands)
	2001	2000	2001	2000
Change in benefit obligations
Projected benefit obligation at beginning of year	$44,407	$40,887	$24,401	$18,280
Service Cost	1,928	1,765	484	469
Interest Cost	3,373	3,188	1,949	1,739
Plan participants' contributions	—	—	—	25
Amendments	4	1,015	(827)	—
Benefits paid	(1,920)	(1,928)	(1,264)	(821)
Changes in assumptions	2,356	65	—	—
Actuarial (gain)/loss	(748)	(585)	4,523	4,709

Projected benefit obligation at end of year	$49,400	$44,407	$29,266	$24,401

Change in Plan Assets
Fair value of plan assets at beginning of year	$48,299	$41,854	$10,280	$9,514
Actual return on plan assets	(8,250)	6,104	(1,188)	736
Employer contributions	2,437	2,269	867	826
Plan participants' contributions	—	—	—	25
Benefits Paid	(1,920)	(1,928)	(1,264)	(821)

Fair value of plan assets at end of year	$40,566	$48,299	$8,695	$10,280

Funded Status	$(8,834)	$3,891	$(20,571)	$(14,121)
Unrecognized prior service cost	3,004	3,499	(827)	—
Unrecognized net (gain)/loss	11,429	(2,599)	9,964	3,226
Unrecognized transition obligation/(asset)	526	627	7,391	8,048

Net amount recognized	$6,125	$5,418	$(4,043)	$(2,847)

Amounts recognized in the balance sheet consist of:
Prepaid pension cost	$3,047	$5,418	$—	$—
Accrued pension (liability)	(6,569)	—	(4,043)	(2,847)
Intangible asset	3,145	—	—	—
Accumulated other comprehensive income (loss)	6,502	—	—	—

Net amount recognized	$6,125	$5,418	$(4,043)	$(2,847)

	2001	2000
Assumptions Weighted Average
Discount rate	7.50%	7.75%
Average compensation increase	4.50%	5.00%
Expected rate of return on plan assets
Pension plan	9.00%	9.00%
Supplemental executive retirement plan	8.50%	8.50%
Postretirement medical benefit plan	8.75%	8.75%

    The assumed health care cost trend rate used in measuring the APBO at September 30, 2001 for medical costs is 8.0% for fiscal 2002, trending down to 5.5% in 2007. For prescription drug costs, the rate is 11.0% for 2002, trending down to 5.5% in 2013. A one percent change in the assumed health care cost trend rate would have the following effects as of September 30, 2001:

	One Percentage Point
	Increase	Decrease
	(thousands)
Effect on service and interest cost	$423	$(343)
Effect on postretirement benefit obligation as of 10/1/2000	$3,871	$(3,191)
Effect on postretirement benefit obligation as of 9/30/2001	$4,449	$(3,667)

    During fiscal 2001, the value of the pension plan assets declined, reflecting the general downward trend in common stock values. The decline in asset values resulted in an unfunded accumulated benefit obligation. To recognize this liability, the Company recorded a minimum pension liability adjustment in accordance with the provisions of FAS No. 87. This adjustment included a reversal of a $3,078,000 prepaid pension asset, recording a pension liability of $6,569,000, establishment of an intangible asset account of $3,145,000, and a charge to other comprehensive income of $4,161,000, net of tax.

    The Company has an Employee Savings Plan and Retirement Trust (401(k) plan). All employees 21 years of age or older with one full year of service are eligible to enroll in the plan. Under the terms of the plan, the Company will match contributions at a rate of 75% of each employee's contribution up to 6% of the employee's compensation, as defined. The Company recognized costs for contributions to this plan of $842,000, $889,000, and $810,000, for 2001, 2000 and 1999, respectively.

Note 12—Commitments and Contingencies

Gas Service Contracts

    The Company has entered into various long-term contracts for natural gas supply, transportation, storage, and peaking services. These contracts assure that adequate supplies of gas will be available to provide firm service to core customers and to meet obligations under long-term non-core customer agreements, and to assure that adequate capacity is available on interstate pipelines for the delivery of these supplies. These contracts have maturities ranging up to 25 years, and generally provide for monthly and annual fixed demand charges and minimum purchase obligations.

    The Company's minimum obligations under these contracts are set forth in the following table. The amounts are based on current contract price terms and estimated commodity prices, which are subject to change:

Fiscal Year Ending September 30	Firm Gas Supply	Interstate Pipeline Transportation	Storage and Peaking Service	Total
	(dollars in thousands)
2002	$133,135	$25,273	$2,414	$160,822
2003	111,301	25,273	1,765	138,339
2004	109,288	25,273	1,765	136,326
2005	9,755	25,273	1,765	36,793
2006	6,929	25,273	1,765	33,967
Thereafter	14,435	209,405	14,119	237,959

	$384,843	$335,770	$23,593	$744,206

    Purchases under these contracts for fiscal 2001, 2000, and 1999, including commodity purchases, as well as demand charges have been as follows:

(dollars in thousands)	Firm Gas Supply	Interstate Pipeline Transportation	Storage and Peaking Service	Total
2001	$166,912	$35,276	$3,030	$205,218
2000	$69,168	$31,852	$3,423	$104,443
1999	$60,231	$30,224	$3,786	$94,241

Environmental Matters

    There are two claims against the Company for as yet unknown costs for clean up of alleged environmental contamination related to manufactured gas plant sites that were previously operated by companies, which were subsequently merged into Cascade.

    The first claim was received in 1995, and relates to a site in Oregon. An investigation has shown that contamination does exist, but there is currently not enough information available to estimate the potential liability associated with this claim. It is expected that other parties will participate in the clean up costs, and negotiations are ongoing as to the sharing arrangement. Through the end of the fiscal year the amounts spent, primarily on investigation and containment, have been immaterial.

    The second claim was received in 1997, and relates to a site in Washington. An investigation has determined there is evidence of contamination at the site, but there is also evidence of an oil line crossing the property, operated by an unrelated party, which may have also contributed to the contamination. There is currently not enough information available to estimate the potential liability associated with this claim. The party who originally made this claim has not been actively pursuing it.

    Management intends to pursue reimbursement from its insurance carriers, and recovery from its customers through increased rates, for any remediation costs for which the Company is determined to be liable. There is precedent for such recovery through increased rates, as both the WUTC and OPUC have previously allowed regulated utilities to increase customer rates to recover similar costs. No claims now pending, in the opinion of management, are expected to have a material effect on the Company's financial position, results of operations, or liquidity.

Litigation

    Various lawsuits, claims, and contingent liabilities may arise from time to time from the conduct of the Company's business. In 1998, the Company was served with a lawsuit by six plaintiffs, claiming unspecified damages for personal injuries in connection with carbon monoxide exposure. The plaintiffs were residents of a house served by the Company at the time of the incident. The Company denies any responsibility for these injuries, and the parties are engaged in discovery. This case is scheduled for trial in April 2002. There is currently not enough information available to estimate the Company's potential liability associated with this claim, but its self-insured exposure with respect to such claims is $1 million. No claims now pending, in the opinion of management, are expected to have a material effect on the Company's financial position, results of operations, or liquidity.

Note 13—Fair Value of Financial Instruments

    The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, these estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Thus, the use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. The estimated fair values have been determined by using interest rates that are currently available to the Company for issuance of instruments with similar terms and remaining maturities. The estimated fair value amounts, at September 30, 2001 and 2000, of financial instruments whose values are sensitive to market conditions are set forth in the following table:

	2001		2000
(dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Redeemable Preferred Stock	$—	$—	$62	$73
Long-term Debt	$125,000	$142,585	$125,000	$133,209

Note 14—Interim Results of Operations (unaudited)

	Quarter Ended
(thousands except per share data)
	9/30/01	6/30/01	3/31/01	12/31/00
Operating revenues	$42,036	$64,085	$124,728	$104,965
Gas costs and revenue taxes	28,544	42,960	93,933	75,345

Operating margin	13,492	21,125	30,795	29,620
Cost of operations	14,958	15,244	14,172	13,674

Income (loss) from operations	(1,466)	5,881	16,623	15,946
Interest and other, net	2,629	2,643	2,472	2,726

Income (loss) before income taxes	(4,095)	3,238	14,151	13,220
Income taxes	(1,894)	1,182	5,165	4,825

Net income (loss)	$(2,201)	$2,056	$8,986	$8,395
Other comprehensive income (loss)	(4,161)	—	—	—

Comprehensive Income (loss)	$(6,362)	$2,056	$8,986	$8,395

Earnings (loss) per common share—basic and diluted	$(0.20)	$0.19	$0.81	$0.76

	Quarter Ended
	9/30/00	6/30/00	3/31/00	12/31/99
Operating revenues	$37,752	$41,563	$88,830	$73,791
Gas costs and revenue taxes	23,926	25,495	56,338	46,183

Operating margin	13,826	16,068	32,492	27,608
Cost of operations	14,293	13,444	14,243	13,017

Income (loss) from operations	(467)	2,624	18,249	14,591
Interest and other, net	2,612	2,692	2,709	2,559

Income (loss) before income taxes	(3,079)	(68)	15,540	12,032
Income taxes	(990)	(23)	5,672	4,392

Net income (loss) before preferred dividends	(2,089)	(45)	9,868	7,640
Preferred dividends	1	1	1	1

Net income (loss)	$(2,090)	$(46)	$9,867	$7,639

Earnings (loss) per common share—basic and diluted	$(0.19)	$(0.00)	$0.89	$0.69

SCHEDULE II

CASCADE NATURAL GAS CORPORATION

VALUATION AND QUALIFYING ACCOUNTS
(Thousands of Dollars)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions (Note)	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended:
September 30, 1999	$645	686	—	709	$622
September 30, 2000	$622	561	—	476	$707
September 30, 2001	$707	713		516	$904
Reserve—Notes Receivable
September 30, 1999	$1,925	32	—	1,838	$119
September 30, 2000	$119	520	—	—	$639
September 30, 2001	$639	4			$643

Note: Accounts written off, net of recoveries

QuickLinks

  EXHIBIT 99.1
CASCADE NATURAL GAS CORPORATION CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
CASCADE NATURAL GAS CORPORATION CONSOLIDATED BALANCE SHEETS
CASCADE NATURAL GAS CORPORATION CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
CASCADE NATURAL GAS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
  SCHEDULE II
CASCADE NATURAL GAS CORPORATION VALUATION AND QUALIFYING ACCOUNTS (Thousands of Dollars)